                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     / / Definitive proxy statement
     /X/ Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       ORANGE & ROCKLAND UTILITIES INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       ORANGE & ROCKLAND UTILITIES INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                        (ORANGE & ROCKLAND LETTERHEAD)


                                                                  April 18, 1994

                               SHAREHOLDER ALERT

Dear Shareholder:

     At your Company's annual meeting on May 11, 1994, you and your fellow shareholders will be asked to vote on an issue of critical importance to the future of your Company and the value of your investment in it -- the removal of James F. Smith from the Board for cause.

         PROPOSAL 2: REMOVE JAMES F. SMITH FROM THE BOARD -- FOR CAUSE

     The independent Directors of your Board believe that MR. SMITH ENGAGED IN SERIOUS, WILLFUL MISCONDUCT AND GROSSLY NEGLECTED HIS DUTIES, and that he misused Company assets and misappropriated Company funds for his own benefit. Additionally, we believe he violated and evaded the Company's internal controls and failed to properly supervise other officers, including the corporate officer convicted of the criminal misconduct that led to a criminal investigation of the Company.

     As a result, on October 7, 1993, the independent Directors terminated -- FOR CAUSE -- the employment of Mr. Smith as CEO, and removed him as Chairman of the Board. To now remove Mr. Smith from your Board, the Company's By-Laws require a vote of shareholders. PROPOSAL 2 ON THE PROXY CARD SEEKS SHAREHOLDER APPROVAL FOR THIS REMOVAL, AND REQUIRES A VOTE OF 80% OF THE OUTSTANDING SHARES. ACCORDINGLY, THE SUPPORT OF ALL SHAREHOLDERS IS NEEDED.

                      A VIOLATION OF TRUST AND CONFIDENCE

     The independent Directors' principal basis for the determination of cause was evidence, uncovered in an investigation conducted by a Special Committee appointed by the Board, that Mr. Smith had engaged in numerous and repeated acts or failures to act including:

     - USE OF THE COMPANY'S RESOURCES AND ASSETS FOR THE PERSONAL BENEFIT OF MR. SMITH, HIS FAMILY AND FRIENDS
     - WASTEFUL EXPENDITURES OF COMPANY FUNDS THAT HAD NO ADEQUATE BUSINESS PURPOSE
     -  VIOLATIONS AND EVASIONS OF THE COMPANY'S INTERNAL CONTROLS
     - FAILURES TO MAKE CANDID AND FORTHCOMING DISCLOSURES IN CONNECTION WITH THE INVESTIGATION
     -  OTHER ACTIONS TO HINDER AND OBSTRUCT THE INVESTIGATION

     The independent Directors believe that any Director, to serve effectively, must enjoy the trust and confidence of his fellow Directors. For the reasons set forth above, the independent Directors feel this is no longer the case; and we believe that it is in the best interests of the Company and its shareholders that Mr. Smith be removed from the Board of Directors for cause.

                           AN EXTENSIVE INVESTIGATION

     The independent Directors have taken action only after a thorough and extensive investigation. This investigation process has been expensive, and cost your Company $6.1 million in 1993. But the independent Directors believe that THE RESULTS OF THE INVESTIGATION TO DATE JUSTIFY THE CONCLUSION THAT MR. SMITH ENGAGED IN SERIOUS, WILLFUL MISCONDUCT AND GROSSLY NEGLECTED HIS DUTIES, which is why your Board has no choice but to seek shareholder approval to remove him as a Director for cause. Moreover, the independent Directors believe that Mr. Smith is directly and indirectly responsible for a substantial portion of these costs, and recovery is being sought from him in the Company's suit against Mr. Smith.

             COMPANY SUES MR. SMITH IN NEW YORK STATE SUPREME COURT

     Your Company has FILED SUIT AGAINST MR. SMITH IN NEW YORK STATE SUPREME COURT seeking recovery of not less than $5 million. The suit alleges:

     -  BREACHES OF FIDUCIARY DUTIES OF LOYALTY AND CARE
     -  WASTE
     -  CONVERSION
     -  FRAUD
     -  UNJUST ENRICHMENT

For a more detailed discussion of the suit we recommend that you refer to pages 9 and 10 of the Proxy Statement.

                          TIME FOR SHAREHOLDERS TO ACT

     The independent Directors have taken actions to protect the shareholders. Now it is time for the shareholders to act. VOTE FOR PROPOSAL 2 -- TO REMOVE MR. SMITH. With such a high voting requirement, we need the support of ALL shareholders, whether your holdings are large or small.

     The independent Directors of your Company unanimously believe that the removal of Mr. Smith as a Director for cause is in the best interests of the Company and its shareholders.

On Behalf of All the Independent Directors,

H. Kent Vanderhoef
Acting Chairman of the Board

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                   IMPORTANT

    PLEASE VOTE YOUR PROXY NOW BY SIGNING, DATING AND RETURNING THE ENCLOSED
                                     PROXY.

     IF YOU HAVE ANY QUESTIONS ON HOW TO EXECUTE YOUR VOTE, PLEASE CALL OUR
                                PROXY SOLICITOR:
                        MORROW & CO. AT (800) 662-5200.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------